Exhibit 10.2
DROPBOX, INC.
CHANGE IN CONTROL AND SEVERANCE AGREEMENT
This Change in Control and Severance Agreement (the “Agreement”) is made between Dropbox, Inc. (the “Company”) and Ashraf Alkarmi (the “Executive”), effective on the date of the Company’s signature below (the “Effective Date”).
This Agreement provides certain protections to the Executive in connection with a change in control of the Company or in connection with the involuntary termination of the Executive’s employment under the circumstances described in this Agreement. Certain capitalized terms are defined in Section 7 to the extent not otherwise defined in other Sections of this Agreement.
For good and valuable consideration, the Company and the Executive agree as follows:
1.Term of Agreement. This Agreement will terminate when all of the obligations under this Agreement have been satisfied.
2.At-Will Employment.    The Company and the Executive acknowledge that the Executive’s employment is and will continue to be at-will, as defined under applicable law.
3.Severance Benefits.
(a)Non-CIC Qualified Termination. On a Non-CIC Qualified Termination, and subject to Sections 5 and 6, the Executive will be eligible to receive the following payment and benefits from the Company:
(i)Salary Severance. A lump-sum payment equal to 100% of the Executive’s Base Salary.
(ii)Health Benefit. Subject to Section 3(d), the Company will pay the premiums for the Executive and the Executive’s eligible dependents to continue healthcare coverage under COBRA at the rates then in effect for active employees, subject to any subsequent changes in rates that are generally applicable to the Company’s active employees (the “Health Benefit”), until the earlier of (A) a period of 12 months from the date of the Executive’s termination of employment,
(B) the date upon which the Executive and/or the Executive’s eligible dependents becomes covered under similar plans or (C) the date upon which the Executive ceases to be eligible for coverage under COBRA or other applicable law or policy governing such coverage.
(iii)Equity Vesting. The Executive’s then-outstanding time-based equity awards each will vest as to the number of shares subject to the time-based equity awards that were otherwise scheduled to vest had the Executive remained employed with the Company for 3 months following the date of the Executive’s Non-CIC Qualified Termination. In the case of an equity award with performance-based vesting, all performance goals and other vesting criteria will be treated as set forth in the applicable equity award agreement governing such award. Any restricted stock units, performance shares, performance units, and/or similar full value awards that vest under this paragraph will be settled on the 61st day following the Non-CIC Qualified Termination.

(b)CIC Qualified Termination. On a CIC Qualified Termination, and subject to Sections 5 and 6, the Executive will be eligible to receive the following payment and benefits from the Company:
(i)Salary Severance. A lump-sum payment equal to 100% of the Executive’s Base Salary.
(ii)Bonus Severance. A lump-sum payment equal to 100% of the Executive’s target annual bonus as in effect for the fiscal year in which the CIC Qualified Termination occurs.
(iii)Health Benefit. Subject to Section 3(d), the Company will provide the Health Benefit until the earlier of (A) a period of 12 months from the date of the Executive’s termination of employment, (B) the date upon which the Executive and/or the Executive’s eligible dependents becomes covered under similar plans or (C) the date upon which the Executive ceases to be eligible for coverage under COBRA or other applicable law or policy governing such coverage.
(iv)Equity Vesting. 100% of the then-unvested shares subject to each of the Executive’s then-outstanding equity awards will vest and, in the case of options and stock appreciation rights, will become exercisable (for avoidance of doubt, no more than 100% of the shares subject to the then-outstanding portion of an equity award may vest and become exercisable under this provision). In the case of an equity award with performance-based vesting, unless otherwise specified in the applicable equity award agreement governing such award, all performance goals and other vesting criteria will be deemed achieved at 100% of target levels. Any restricted stock units, performance shares, performance units, and/or similar full value awards that vest under this paragraph will be settled on the 61st day following the CIC Qualified Termination. For the avoidance of doubt, if the Executive’s Qualified Termination occurs prior to a Change in Control, then any unvested portion of the Executive’s then-outstanding equity awards will remain outstanding for 3 months or the occurrence of a Change in Control (whichever is earlier) so that any benefits due on a CIC Qualified Termination can be provided if a Change in Control occurs within 3 months following the Qualified Termination (provided that in no event will the Executive’s stock options or similar equity awards remain outstanding beyond the equity award’s maximum term to expiration). In that case, if no Change in Control occurs within 3 months following a Qualified Termination, any unvested portion of the Executive’s equity awards automatically will be forfeited permanently on the 3-month anniversary of the Qualified Termination without having vested.
(c)Termination other than a Qualified Termination. If the termination of Executive’s employment with the Company Group is not a Qualified Termination, then the Executive will not be eligible to receive severance or other benefits.
(d)Conditions to Receipt of Health Benefit. To the extent the Executive is covered under the Company’s U.S. health plans as of the time of the Executive’s Qualified Termination, the Executive’s receipt of the Health Benefit is subject to the Executive electing COBRA continuation coverage within the time period prescribed pursuant to COBRA for the Executive and the Executive’s eligible dependents. If the Company determines in its sole discretion that it cannot provide the Health Benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to the Executive a taxable monthly payment payable on the Company’s regularly scheduled payroll dates (except as provided by the following sentence), in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue Executive’s group health coverage in effect on the date of Executive’s Qualified Termination (which amount will be based on the rates then in effect for active employees, subject to any subsequent changes in rates that are generally applicable to the Company’s active employees) (each, a “Health Replacement Payment”), which Health Replacement Payments will be made regardless of whether the Executive elects COBRA continuation coverage and will end on the earlier of (x) the date upon which the Executive obtains other employment or (y) the date the Company has paid an amount totaling the number of Health Replacement Payments equal to the number of months in the applicable Health Benefit period. For the avoidance of doubt, the Health Replacement Payments may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings. Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole discretion that it cannot provide the Health Replacement Payments without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Executive will not receive the Health Replacement Payments or any further Health Benefit.
(e)Non-Duplication of Payment or Benefits. If (i) the Executive’s Qualified Termination occurs prior to a Change in Control that qualifies Executive for severance payments and benefits under Section 3(a) and (ii) a Change in Control occurs within the 3-month period following Executive’s Qualified Termination that qualifies Executive for severance payments and benefits under Section 3(b), then (A) the Executive will cease receiving any further payments or benefits under Section 3(a) and (B) the Executive will receive the payments and benefits under Section 3(b) instead but each of the payments and benefits otherwise payable under Section 3(b) will be offset by the corresponding payments or benefits the Executive already received under Section 3(a). Notwithstanding any provision of this Agreement to the contrary, if the Executive is entitled to any cash severance, continued health coverage benefits, or vesting acceleration of any equity awards (other than under this Agreement) by operation of applicable law or under a plan, policy, contract, or arrangement sponsored by or to which any member of the Company Group is a party in connection with the Executive’s separation (“Other Benefits”), then the corresponding severance payments and benefits under this Agreement will be reduced by the amount of Other Benefits paid or provided to the Executive.
(f)Death of the Executive. If the Executive dies before all payments or benefits the Executive is entitled to receive under this Agreement have been paid, the unpaid amounts will be paid to the Executive’s designated beneficiary, if living, or otherwise to the Executive’s personal representative in a lump-sum payment as soon as possible following the Executive’s death.
(g)Transfer between the Company Group. For purposes of this Agreement, if the Executive is involuntarily transferred from one member of the Company Group to another, the transfer will not be a termination without Cause but may give the Executive the ability to resign for Good Reason, subject to Section 7(k).

(h)Exclusive Remedy. In the event of a termination of the Executive’s employment with the Company Group, the provisions of this Agreement are intended to be and are exclusive and in lieu of any other rights or remedies to which the Executive may otherwise be entitled, whether at law, tort or contract, or in equity. The Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Agreement, subject to applicable law.
4.Accrued Compensation. On any termination of the Executive’s employment with the Company Group, the Executive will be entitled to receive all accrued but unpaid vacation (if any), expense reimbursements, wages, and other benefits due to the Executive under any Company-provided plans, policies, and arrangements. For the avoidance of doubt, receipt of accrued compensation is not subject to the Release Requirement discussed in Section 5(a).
5.Conditions to Receipt of Severance.
(a)Separation Agreement and Release of Claims. The Executive’s receipt of any severance payments or benefits upon the Executive’s Qualified Termination under Section 3 is subject to the Executive signing and not revoking the Company’s then-standard separation agreement and release of claims (which may include an agreement not to disparage any member of the Company Group, a confidentiality clause, non-solicit provisions, an agreement to assist in any litigation matters, and other standard terms and conditions) (the “Release” and that requirement, the “Release Requirement”), which must become effective and irrevocable no later than the 60th day following the Executive’s Qualified Termination (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, the Executive will forfeit any right to severance payments or benefits under Section 3. In no event will severance payments or benefits under Section 3 be earned or provided until the Release actually becomes effective and irrevocable. If earned, none of the severance payments and benefits payable upon the Executive’s Qualified Termination under Section 3 will be paid or otherwise provided prior to the 60th day following the Executive’s Qualified Termination except that the vesting of options or stock appreciation rights under Section 3(a)(iii) or Section 3(b)(iv) will occur on the date the Release becomes effective and irrevocable. Except with respect to (1) the extent that payments are delayed under Section 5(c), or (2) the timing of vesting or settlement of equity awards under Section 3(a)(iii) or Section 3(b)(iv) or as provided herein, on the first regular payroll pay day following the 60th day following the Executive’s Qualified Termination, the Company will pay or provide the Executive the severance payments and benefits that the Executive would otherwise have received under Section 3 on or prior to that date, with the balance of the severance payments and benefits being paid or provided as originally scheduled.
(b)Return of Company Property. The Executive’s receipt of any severance payments or benefits upon the Executive’s Qualified Termination under Section 3 is subject to the Executive having returned all documents and other property provided to Executive by any member of the Company Group (with the exception of a copy of the Employee Handbook and personnel documents specifically relating to Executive), developed or obtained by Executive in connection with Executive’s employment with the Company Group, or otherwise belonging to the Company Group, by no later than 10 days following the date of the Qualified Termination.

(c)Section 409A. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Code and any guidance promulgated under Section 409A of the Code (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities in this Agreement will be interpreted in accordance with this intent. No payment or benefits to be paid to the Executive, if any, under this Agreement or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until the Executive has a “separation from service” within the meaning of Section 409A. If, at the time of the Executive’s termination of employment, the Executive is a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that the Executive will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following the Executive’s termination of employment. The Company reserves the right to amend this Agreement as it considers necessary or advisable, in its sole discretion and without the consent of the Executive or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under this Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). In no event will any member of the Company Group have any liability or obligation to reimburse, indemnify or hold harmless the Executive for any taxes, penalties and interest that may be imposed, or other costs that may be incurred, on the Executive as a result of Section 409A.
(d)Confidential Information Agreement. The Executive’s receipt of any severance payments or benefits upon the Executive’s Qualified Termination under Section 3 is subject to the Executive continuing to comply with the terms of any confidential information agreement executed by Executive in favor of the Company and the provisions of this Agreement. In the event the Executive breaches the provisions of this Section 5(d), all continuing payments and benefits to which the Executive may otherwise be entitled to pursuant to Section 3 will immediately cease.
(e)Resignation of Officer and Director Positions. The Executive’s receipt of any severance payments or benefits upon the Executive’s Qualified Termination under Section 3 is subject to the Executive having resigned from all officer and director positions with all members of the Company Group and Executive executing any documents the Company may require in connection with the same.
6.Limitation on Payments.
(a)Reduction of Severance Benefits. If any payment or benefit that the Executive would receive from any Company Group member or any other party whether in connection with the provisions in this Agreement or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of the Payment or (y) a lesser amount that would result in no portion of the Payment being subject to the Excise Tax, whichever of those amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the Executive’s receipt, on an after-tax basis, of the greater amount. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: (A) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced); (B) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first); (C) reduction of the accelerated vesting of Equity Awards in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (D) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced). In no event will the Executive have any discretion with respect to the ordering of Payment reductions. The Executive will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Agreement, and the Executive will not be reimbursed, indemnified, or held harmless by any member of the Company Group for any of those payments of personal tax liability.
(b)Determination of Excise Tax Liability. Unless the Company and the Executive otherwise agree in writing, the Company will select a professional services firm (the “Firm”) to make all of the determinations required to be made under this Section 6. The Company will request that the Firm provide detailed supporting calculations both to the Company and the Executive prior to the date on which the event that triggers the Payment occurs if administratively feasible, or subsequent to that date if events occur that result in parachute payments to the Executive at that time. For purposes of making the calculations required by this Section 6, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. The Company and the Executive will furnish to the Firm any information and documents as the Firm may reasonably request in order to make a determination under this Section 6. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 6. Any determination by the Firm will be binding upon the Company and the Executive, and the Company will have no liability to the Executive for the determinations of the Firm.
7.Definitions. The following terms referred to in this Agreement will have the following meanings:
(a)“Base Salary” means the Executive’s annual base salary as in effect immediately prior to the Executive’s Qualified Termination (or if the termination is due to a resignation for Good Reason based on a material reduction in base salary, then the Executive’s annual base salary in effect immediately prior to the reduction) or, if the Executive’s Qualified Termination is a CIC Qualified Termination and the amount is greater, at the level in effect immediately prior to the Change in Control.
(b)“Board” means the Company’s Board of Directors.

(c)“Cause” means the occurrence of any of the following: (i) any willful, material violation by the Executive of any law or regulation applicable to the business of any Company Group member, the Executive’s conviction for, or plea of guilty or no contest to, a felony or a crime involving moral turpitude, or any willful perpetration by the Executive of a common law fraud, (ii) the Executive’s commission of an act of personal dishonesty which involves personal profit in connection with any Company Group member or any other entity having a business relationship with any Company Group member, (iii) any material breach by the Executive of any provision of any agreement or understanding between any Company Group member and the Executive regarding the terms of the Executive’s service as an employee, officer, director or consultant to any Company Group member, including without limitation, the willful and continued failure or refusal of the Executive to perform the material duties required of the Executive as an employee, officer, director or consultant of any Company Group member, other than as a result of having a Disability, or a breach of any applicable invention assignment and confidentiality agreement or similar agreement between any Company Group member and the Executive, (iv) the Executive’s disregard of the policies of any Company Group member so as to cause loss, damage or injury to the property, reputation or employees of any Company Group member, or (v) any other misconduct by the Executive which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, any Company Group member. For (iii) to be triggered, (A) the breach must continue for more than 30 days following written notice by the Company or an Affiliate, (B) the notice must specify in reasonable detail the conduct at issue, and (C) following this cure period, the Company (which, outside the Change in Control Period, shall be the Board through a majority vote of the disinterested directors) determines Cause exists.
(d)“Change in Control” means the occurrence of any of the following events:
(i)A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, (A) the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control, and (B) if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, the direct or indirect beneficial ownership of 50% or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or
(ii)A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12-month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.
Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(e)“Change in Control Period” means the period beginning 3 months prior to a Change in Control and ending 12 months following a Change in Control.
(f)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(g)“Code” means the Internal Revenue Code of 1986, as amended.
(h)“Company Group” means the Company and its subsidiaries.
(i)“Disability” means a disability, whether temporary or permanent, partial or total, as determined by the Board or its authorized committee.

(j)“Employment Letter” means the employment letter between the Company and the Executive dated May 21, 2026 (the “Employment Letter”).
(k)“Good Reason” means the termination of the Executive’s employment with the Company Group by the Executive after the occurrence of one or more of the following events without the Executive’s express written consent: (i) a material reduction of the Executive’s duties, authorities, or responsibilities relative to the Executive’s duties, authorities, or responsibilities in effect immediately prior to the reduction; (ii) a reduction by a Company Group member in the Executive’s rate of annual base salary by more than 20%; provided, however, that, a reduction of annual base salary that also applies to substantially all other similarly situated employees of the Company Group members will not constitute “Good Reason”; (iii) a material change in the geographic location of the Executive’s primary work facility or location by more than 50 miles from the Executive’s then present location; provided, that a relocation to a location that is within 50 miles from the Executive’s then-present primary residence will not be considered a material change in geographic location, or (iv) failure of a successor corporation to assume the obligations under this Agreement as contemplated by Section 8(a).
In order for the termination of the Executive’s employment with a Company Group member to be for Good Reason, the Executive must not terminate employment without first providing written notice to the Company of the acts or omissions constituting the grounds for “Good Reason” within 30 days of the initial existence of the grounds for “Good Reason” and a cure period of 30 days following the date of written notice (the “Cure Period”), the grounds must not have been cured during that time, and the Executive must terminate the Executive’s employment within 30 days following the Cure Period.
“Qualified Termination” means a termination of the Executive’s employment either (i) outside of the Change in Control Period, (A) by a Company Group member without Cause (excluding by reason of Executive’s death or Disability) or (B) by the Executive for Good Reason (a “Non-CIC Qualified Termination”); or (ii) during the Change in Control Period, (A) by a Company Group Member without Cause (excluding by reason of Executive’s death or Disability), or (B) by the Executive for Good Reason (a “CIC Qualified Termination”).
8.Successors.
(a)The Company’s Successors. Any successor (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company Group’s business and/or assets must assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform those obligations in the absence of a succession. For all purposes under this Agreement, the terms “Company” and “Company Group” will include any successor to their business and/or assets which executes and delivers the assumption agreement described in this Section 8(a) or which becomes bound by the terms of this Agreement by operation of law.
(b)The Executive’s Successors. The terms of this Agreement and all rights of the Executive under this Agreement will inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.
9.Notice.
(a)General. All notices and other communications required or permitted under this Agreement shall be in writing and will be effectively given (i) upon actual delivery to the party to be notified, (ii) upon transmission by e-mail, (iii) 24 hours after confirmed facsimile transmission,
(iv) 1 business day after deposit with a recognized overnight courier or (v) 3 business days after deposit with the U.S. Postal Service by first class certified or registered mail, return receipt requested, postage prepaid, addressed (A) if to the Executive, at the address the Executive shall have most recently furnished to the Company in writing, (B) if to the Company, at the following address:
Dropbox, Inc. 1800 Owens Street
Suite 200
San Francisco, CA 94158 Attention: General Counsel
(b)Notice of Termination. Any termination of Executive by a Company Group member for Cause will be communicated by a notice of termination to the Executive, and any termination by the Executive for Good Reason will be communicated by a notice of termination to the Company, in each case given in accordance with Section 9(a) of this Agreement. The notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than 30 days after the later of (i) the giving of the notice or (ii) the end of any applicable cure period).
10.Miscellaneous Provisions.
(a)Resignation. The termination of the Executive’s employment for any reason will also constitute, without any further required action by the Executive, the Executive’s voluntary resignation from all officer and/or director positions held at any member of the Company Group, and at the Board’s request, the Executive will execute any documents reasonably necessary to reflect that resignation.
(b)No Duty to Mitigate. The Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any payment be reduced by any earnings that the Executive may receive from any other source except as specified in Section 3(e).
(c)Waiver; Amendment. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by an authorized officer of the Company (other than the Executive) and by the Executive. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d)Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
(e)Entire Agreement. This Agreement, together with the Employment Letter, constitutes the entire agreement of the parties and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter of this Agreement, including, for the avoidance of doubt, any other employment letter or agreement, severance policy or program, or equity award agreement.
(f)Choice of Law. This Agreement will be governed by the laws of the State of California without regard to California’s conflicts of law rules that may result in the application of the laws of any jurisdiction other than California. To the extent that any lawsuit is permitted under this Agreement, Employee hereby expressly consents to the personal and exclusive jurisdiction and venue of the state and federal courts located in California for any lawsuit filed against the Executive by the Company.
(g)Arbitration. Any and all controversies, claims, or disputes with anyone under this Agreement (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with the Company Group, shall be subject to arbitration in accordance with the provisions of the Employment Letter.
(h)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.
(i)Withholding. All payments and benefits under this Agreement will be paid less applicable withholding taxes. The Company is authorized to withhold from any payments or benefits all federal, state, local, and/or foreign taxes required to be withheld from the payments or benefits and make any other required payroll deductions. No member of the Company Group will pay the Executive’s taxes arising from or relating to any payments or benefits under this Agreement.
(j)Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
[Signature page follows.]

By its signature below, each of the parties signifies its acceptance of the terms of this Agreement, in the case of the Company by its duly authorized officer.

COMPANY	DROPBOX, INC.

/s/ Melanie Rosenwasser

Melanie Rosenwasser
Title: Chief People Officer

Date:

EXECUTIVE	/s/ Ashraf Alkarmi
Ashraf Alkarmi

	Date:	05 / 22 / 2026